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                                                                    Exhibit 99.1


AMERICA WEST APPOINTS DEREK KERR NEW CHIEF FINANCIAL OFFICER



    PHOENIX, Sept. 30 /PRNewswire-FirstCall/ -- America West Airlines (NYSE:
AWA) today announced that Derek Kerr has been elected senior vice president and chief financial officer. Kerr was previously senior vice president, financial planning and analysis for America West.

    "We're thrilled to promote Derek Kerr to chief financial officer," said Doug Parker, chairman and chief executive officer. "With 12 years of airline finance experience and strong leadership skills, Derek is well prepared to lead America West's continued financial improvements."

    Kerr, 37, joined America West in 1996 as senior director of financial planning. He was promoted to vice president, financial planning and analysis in 1998 and subsequently promoted to senior vice president, financial planning and analysis when his responsibilities were expanded to include purchasing and fuel administration.

    Prior to joining America West, Kerr held a number of finance positions over the course of five years at Northwest Airlines. Kerr has a bachelor of science degree in aerospace engineering and a master of business administration degree, both from the University of Michigan.

    Kerr replaces Bernie Han who has resigned effective October 14 to become chief financial officer for Northwest Airlines.

    "We thank Bernie for his significant contributions to America West over the past seven years and particularly for the key role he played in restructuring the airline and securing our stabilization loan a year ago," said Parker. "With our strong cash position and margin performance relative to other airlines today, Bernie leaves America West well-positioned to weather the current industry downturn. I am certain Northwest will be well served with him as their CFO."

    "I am extremely thankful to have had the opportunity to work with so many talented and good people at America West," said Han. "With its strong management team, low cost structure, operational turnaround and solid business model, America West is well-positioned for long term success."

    America West Airlines is the nation's largest low-fare, hub-and-spoke airline. Founded in 1983, it is the only carrier formed since deregulation to achieve major airline status. Today, America West is the nation's eighth-largest carrier and serves 88 destinations in the U.S., Canada and Mexico. America West is a wholly owned subsidiary of America West Holdings Corporation, an aviation and travel services company with 2001 sales of $2.1 billion.